EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-15947, No. 333-62039, No. 333-92169, No. 333-43152, No. 333-63116, No. 333-85244, No. 333-107157, No. 333-128525, No. 333-135122 and No. 333-148226) pertaining to the 1996 Equity Incentive Plan, the Employee Stock Purchase Plan, the 1996 None-Employee Directors’ Stock Option Plan and the 2005 Equity Incentive Plan of Aradigm Corporation and in the Registration Statements on Form S-3 (No. 333-122223 and No. 333-148263) and in the related prospectuses of Aradigm Corporation of our report dated March 2, 2007, with respect to the 2006 and 2005 financial statements of Aradigm Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Palo Alto, California
March 24, 2008